Exhibit 99.1
PRESS RELEASE Contact: Michael Senken
Phone: (770) 651-9100

MiMedx Releases Preliminary 2017 Revenue of $324.5 Million representing a 32% increase over 2016

Fourth Quarter 2017 Preliminary Revenue of $90.9 Million
Surpasses upper Range of Q4 guidance by Nearly $3 million

Marietta, Georgia, January 7, 2018, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare, today announced preliminary record revenue results for the fourth quarter and full-year 2017 and revenue expectations for the first quarter of 2018.
Fourth Quarter 2017 Revenue Highlights

•	Q4 2017 revenue of $90.9 Million grew 30% over Q4 2016 revenue and exceeded upper end of guidance by nearly $3 million

•	Excluding divested subsidiary, Stability Biologics, Q4 2017 revenue grew by 34% over Q4 2016

•	Q4 2017 Wound Care revenue grew 27% over Q4 2016

•	Surgical, Sports Medicine and Orthopedics (SSO) revenue for Q4 2017 grew 40% over Q4 2016
Full-Year 2017 Revenue Highlights

•	Full-year 2017 revenue of $324.5 million increased 32% over full year 2016 and exceeded upper end of guidance

•	Excluding divested subsidiary, Stability Biologics, full-year 2017 revenue grew by 36% over 2016

•	Full-year 2017 Wound Care revenue of $238.3 million increased by 30% over 2016

•	Full-year 2017 SSO revenue of $86.2 million grew 41% over 2016
The Company recorded preliminary record revenue for the year ended December 31, 2017 of $324.5 million, a $79.5 million or 32% increase over 2016 revenue of $245.0 million. The Company recorded record revenue for the 2017 fourth quarter of $90.9 million, a $21.0 million or 30% increase over 2016 fourth quarter revenue of $69.9 million.
Management Commentary
Parker H. “Pete” Petit, Chairman and CEO stated, “The fourth quarter of 2017 makes 28 consecutive quarters of sequential revenue growth and 27 of 28 quarters of meeting or exceeding our revenue guidance. At the end of November, we expected we would exceed our revenue forecast for the quarter, as we indicated in our press release on November 30, 2017. We forecasted December to be a solid growth month, and our sales force more than lived up to our expectations with a robust month to close out the year. We are entering 2018 with strong momentum that should produce an exciting 2018.”
Bill Taylor, President and COO, noted, “Contributing to our accelerating sales momentum is the market growth we have achieved with our refined territory analytics for the larger markets and our effective secondary market strategy. The significant prospects for Venous Leg Ulcer (VLU) reimbursement coverage being added during 2018 as a result of the publication of the compelling results confirming the clinical efficacy of EpiFix® in the treatment of VLUs, will further fuel this momentum. As we stated earlier, with our current breadth of commercial carrier reimbursement coverage primarily for Diabetic Foot Ulcers (DFUs), we expect our 2018 Wound Care growth to be aided by our ability to ultimately achieve over 100 million additional commercial lives having EpiFix coverage for the treatment of VLUs.”
“Both of our sales verticals had strong performances during the fourth quarter. Wound Care performed extremely well in the fourth quarter with 27% growth over the prior year’s fourth quarter, and SSO revenue grew significantly over 2016 with 40% quarter over quarter growth. Fourth quarter revenue from our direct sales force represented approximately 95% of total revenue, and revenue from distributors and Original Equipment Manufacturers (OEMs) accounted for less than 5% of total fourth quarter revenue,” Taylor added.

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.218.6195 | www.mimedx.com

Speaking to the Company’s cash performance, Petit noted, “The fourth quarter was another quarter of very strong cash flow from operations. We are very pleased with the sustained progress we have made in this important measure of our operating effectiveness.”
“We anticipate 2018 to be another year of highly predictable quarter over quarter revenue growth, continued strengthening of our balance sheet and cash position, and significant gains in profitability. Shareholders should be reminded that the 2017 numbers reported in this press release are preliminary numbers based on management’s best estimates, and we look forward to our planned press release on February 23, 2018 detailing our 2017 financial results. We also plan to host our standard live broadcast of our 2017 financial results on February 23, 2018,” concluded Petit.
First Quarter and Full Year 2018 Guidance Highlights
The Company announced its revenue guidance for the first quarter of 2018 as follows:

•	First quarter of 2018 revenue forecasted to be in the range of $90.5 to $92.0 million
MiMedx reiterated its full year 2018 guidance that was previously communicated by the Company on December 13, 2017, which included:

•	Revenue estimated between $383 to $387 million

•	Gross profit margins expected to be in the range of 89% to 90%

•	Operating Income expected to be in the range of 15% to 17%

•	GAAP Diluted EPS projected to be in the range of $0.30 to $0.35

•	Adjusted Diluted EPS* projected to be in the range of $0.45 to $0.50
*Adjusted Diluted Net Income per share consists of GAAP net income excluding: (i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets, (iv) share-based compensation (v) gain on divestiture and (vi) the normaliztion of tax expense.
The guidance above does not reflect the impact of changes in the federal tax code. Those changes, if any, will be released with the release of full year operating results.
Share Repurchase Program
The Company provided an update to its Share Repurchase Program that was initiated in May 2014. MiMedx reported that since inception, the Company’s Board of Directors has authorized $130 million in share repurchases. To date, the amount of shares purchased through the Share Repurchase Program is $124.2 million, and these repurchased shares represent in excess of 10% of the Company’s total diluted shares outstanding.
About MiMedx
MiMedx® is the leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. “Innovations in Regenerative Medicine" is the framework behind our mission to give physicians products and tissues to help the body heal itself. We process the human placental tissue utilizing our proprietary PURION® Process among other processes, to produce safe and effective allografts. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization. MiMedx is the leading supplier of placental tissue, having supplied over 1 million allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.

Safe Harbor Statement
This press release includes forward-looking statements, including statements regarding future levels of revenues, gross profit margin, operating income, GAAP diluted EPS and adjusted diluted EPS; our expectations regarding the timing and amount of additional covered insured lives for EpiFix for VLUs and DFUs; our expectation that Wound Care revenues will grow in 2018 and be aided by additional insured lives, and our expectations regarding continued strengthening of our balance sheet, cash position, and profitability. These statements also may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “preliminary,” and similar expressions, and are based on our current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and we caution investors against placing undue reliance on such statements. Actual results may differ from those set forth in the forward-looking statements. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include the risk that we will not achieve forecast revenue, profit margin, operating income, or EPS due to slower growth, higher expenses, or other factors; third-party insurers may choose not to cover, or may be slower to decide to cover, additional insured lives for the use of EpiFix to treat VLUs and DFUs; and that changes to regulation or regulatory interpretations may adversely affect the sale and marketing of our products. For more detailed information on the risks and uncertainties, please review the Risk Factors section of our most recent annual report or quarterly report filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and we assume no obligation to update any forward-looking statement.

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.218.6195 | www.mimedx.com

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.218.6195 | www.mimedx.com